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                                                                    Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE                   CONTACT:    W. Michael Smith
                                                    Executive Vice President
                                                    and Chief Financial Officer

                                                    (972) 301-2450
                                                    www.at-track.com
                                                    ----------------

            @Track Stockholders Approve Transaction With Minorplanet

RICHARDSON, TEXAS, June 4, 2001 - @Track Communications, Inc. (NASDAQ SCP:
ATRKC), a leading provider of wireless-based vehicle fleet management and intelligent mobile asset-tracking solutions, announced that stockholders approved all proposals tabled at the annual meeting, including the issuance of 30 million shares of common stock to Minorplanet Systems PLC, which will become the company's majority stockholder and strategic partner.

Stockholders approved the issuance of 30 million shares of common stock to Minorplanet in exchange for $10 million in cash and a royalty-free, 99-year exclusive license to market, sell and operate Minorplanet's technologies in the United States, Canada and Mexico.

The stockholders also approved @Track's issuance of 11.25 million shares of common stock to the holder of approximately 75 percent of @Track's 13 3/4% Senior Notes in exchange for cancellation of such majority note holder's notes. The transactions with Minorplanet and the majority note holder had been entered into on Feb. 14, 2001, but were subject to stockholder approval.

Stockholders also approved, as part of the proposed recapitalization, the further issuance of up to 3.75 million additional shares of @Track's common stock to the remaining holders of the Senior Notes in exchange for cancellation of the Senior Notes held by them. The proposed exchange of the company's Senior Notes for common stock of the company was made by way of an Exchange Offer Circular that was mailed May 18, 2001 to holders of the company's Senior Notes. That exchange is currently set to expire on June 18, 2001.

The company currently anticipates the closing of the transaction with Minorplanet and the majority note holder to take place on June 19, 2001, following the expiration of the exchange offer.

The issuance of the company's common stock to Minorplanet and to the majority note holder, as well as to the remaining holders of the company's Senior Notes, will take place after the company effects a 1-for-5 reverse stock split. Approved by stockholders, the stock split will take effect at the market opening on June 5, 2001.
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The license right to Minorplanet's Vehicle Management Information (VMI)
technology, acquired as part of the transaction, targets small to medium-sized service vehicle fleets, and the company's management believes that VMI is uniquely suited to this market. VMI is much more than a simple tracking and communication system. It is a complete vehicle information collection and analysis system. An extensive suite of management reports highlights factors that directly affect profitability, such as hours worked by driver or by vehicle, excessive breaks, unscheduled visits and time at location. The company believes VMI is currently the most widely used vehicle management system in Europe.

According to the Strategis Group, there are some 21 million commercial vehicles in the U.S., for which management believes that the Minorplanet VMI product is ideally suited. Moreover, the Strategis Group reports this market is approximately three percent penetrated with location and information-based solutions.

Effective at the opening of The NASDAQ Stock Market on June 5, 2001, the company's ticker symbol will temporarily change to "ATMCD" to reflect the reverse stock split. This change in stock ticker symbol will remain effective until July 3, 2001, after which the company's ticker symbol will revert to the previous ticker symbol of ATRKC.

About @Track Communications, Inc.
---------------------------------

@Track provides intelligent wireless mobile communications, emergency dispatch, fleet management and mobile-asset-tracking solutions. Its customers include Wal*Mart, CFI, and member companies of SBC Communications, Inc. @Track currently holds 42 U.S. and foreign patents, with additional U.S. and international patents pending. @Track's technology combines wireless data and voice technologies with GPS satellite location capabilities for vehicle fleet management. The company's mobile asset product, TrackWare(TM), combines the technologies of GPS and wireless control channel messaging to track mobile assets.

About Minorplanet System PLC
----------------------------

Minorplanet is based in the United Kingdom and has operations in Holland, Spain, France, Germany, Ireland and Australia. Its strategic partners in Europe currently include Aon Risk Services, BT Cellnet and GE Capital Fleet Services. GE Capital Equity Investments Limited holds 18 percent of the equity of Minorplanet, and it has options to increase this stake to 25 percent. GE Capital Fleet Services has announced the extension of its strategic alliance with Minorplanet to include North America. GE Capital Fleet Services manages 550,000 commercial vehicles in the U.S., and the first VMI units are already installed and being tested in GE Fleet vehicles in anticipation of the transaction closing. GE Capital Fleet Services has already identified significant demand for VMI units among the fleets managed by them.

Legal notice to investors: Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company "expects," "believes," "anticipates" or words of similar import. Similarly, statements that describe the company's future plans, objectives or goals are also forward-looking statements.
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Such forward-looking statements generally involve known and unknown risks, uncertainties and other facts, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: ability of the company to satisfy all conditions to closing of the recapitalization transactions; acceptance of new product offerings; ability to satisfy conditions to maintain listing on the NASDAQ SmallCap market; ability to obtain VMI product purchase orders from GE Capital Fleet Services and/or its customers; market conditions; general economic and business conditions; business abilities and judgment of management and personnel; and changes in business strategy. For a listing of risks applicable to the future prospects of the company, please refer to the reports filed with the SEC, such as recent 10-K and 10-Q Reports.




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"@Track Communications," "TrackWare" and the red orb logotype are trademarks and service marks of @Track Communications, Inc.